Exhibit 10.5

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED CREDIT AGREEMENT

Agreement made as of August 18, 2012 between (i) Fenwick Automotive Products Limited, as Co-Borrower, (ii) Introcan Inc., as Co-Borrower, (iii) Manufacturers And Traders Trust Company, as Lead Arranger, (iv) M&T Bank, as Administrative Agent, and (v) M&T Bank, as a Lender.

This agreement amends the amended and restated credit agreement made as of May 6, 2011 between (i) Fenwick Automotive Products Limited, as Co-Borrower, (ii) Introcan Inc., as Co-Borrower, (iii) Manufacturers And Traders Trust Company, as Lead Arranger, and (iv) M&T Bank, as Administrative Agent, (v) M&T Bank, as a Lender and (vi) such other Lenders from time to time as may become party to such agreement, as amended by Amendment No. 1 to the amended and restated credit agreement dated as of May 11, 2012 (collectively, the "Original Credit Agreement").

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Defined Terms

In this agreement all terms with capitalized initial letters used but not expressly defined herein have the meanings given to them under the Original Credit Agreement and:

"Credit Agreement" means the Original Credit Agreement as amended hereby;

2.	Representations, Warranties and Covenants

(1)           The Borrower hereby represents and warrants to, and agrees with, the Agent and the Lenders that:

(a)
the representations and warranties set forth in Section 4.01 of the Credit Agreement are true and correct as if made on and as of the date hereof, provided that, to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date;

(b)
the Borrower and each of its respective Subsidiaries are in compliance with all covenants set forth in Section 5.01, Section 5.02 and Section 5.03 of the Credit Agreement, save and except where compliance with such covenants have been specifically waived in writing by the Agent and the Lenders on or prior to the date hereof; and

(c)
no Default or Event of Default has occurred and is continuing as of the date hereof, save and except for those Events of Default that have been specifically waived in writing by the Agent and Lenders on or prior to the date hereof.

(2)           The representations, warranties and agreements made in Section 2(1) shall survive the execution and delivery of this agreement.

3.	Amendments

Subject to the terms and conditions hereof, the Original Credit Agreement is hereby amended by:

(a)	Section 1.01

(i)	Inserting the following as definitions in Section 1.01 of the Credit Agreement:

“Adjusted EBITDA” means, in respect of any fiscal period of the Borrower, the consolidated net income of the Borrower in such fiscal period increased by, without duplication, to the extent deducted in calculating consolidated net income, (i) Interest Expense (whether paid in cash or capitalized), (ii) Taxes, (iii) depreciation and amortization, (iv) corporate reductions in workforce in the amounts set out on Schedule 1.01 (Adjusted EBITDA) and in any event in an amount not to exceed $4,085,000 in the aggregate, (v) amounts in respect of distribution realignment costs incurred by Fenwick or its Subsidiaries, in the amounts set out on Schedule 1.01 (Adjusted EBITDA) and in any event in an amount not to exceed $3,925,000 in the aggregate, (vi) loan modification fees paid to the Arranger, the Administrative Agent and/or the Lenders in connection with this Agreement, (vii) non-recurring transaction costs, including professional and legal fees, in the amounts set out on Schedule 1.01 (Adjusted EBITDA) and in any event in an amount not to exceed $1,100,000 in the aggregate and (viii) product line exit costs in the amounts set out on Schedule 1.01 (Adjusted EBITDA) and in any event in an amount not to exceed $19,568,000 in the aggregate, (ix) only for the period commencing April 1, 2012 and ending August 31, 2012, unusual or non-recurring non-cash charges which require an accrual of, or a reserve for, cash charges for any future period;”

“Capital” means in relation to a Person, shares, units or other entitlements in a corporation, partnership or trust, or other securities issued by such Person:

(i)	Carrying rights to participate in the profits of such Person and/or rights to participate in the distribution of the remaining property of such Person upon liquidation or dissolution, and/or

(ii)
Carrying voting rights either under all circumstances or under some circumstances that have occurred and continuing to elect, appoint or remove directors, general partners, trustees or other Persons performing similar functions for the first mentioned Person, including without limitation, any subscription rights, warrants or options in respect of the foregoing or other securities convertible into the foregoing or any rights or securities entitling the holder thereof to purchase or acquire any such interest or convert into any such interest;”

“Equity” of any Person means at any time the aggregate of amounts in respect of:

(i)	Amounts paid upon issued and outstanding Capital;

(ii)	Contributed surplus;

(iii)	Retained earnings, of such Person; plus,

(iv)	The principal amount outstanding in respect of subordinated Debt of such Person,

all determined on a consolidated basis;”

“Excess Cash Flow” means, in respect of the Borrower, on a consolidated basis for any period, EBITDA in respect of such period minus the sum of (i) all principal repayments in respect of permitted Debt; (ii) Interest Expense paid in cash; (iii) Taxes paid in cash; (iv) Capital Expenditures for such period which were paid in any manner other than with Funded Debt or additional Equity; and (v), after June 30, 2013, net cash flow used for working capital;”

“Funded Debt” of any Person means all Debt of such Person which is not payable on demand and which matures by its terms on, or is renewable at the option of the obligor to, a day more than twelve (12) months after the date of incurrence or issuance thereof;”

“Increased Advance Rate Period” shall have the meaning ascribed thereto in Section 2.07(b)(x);”

“Interest Expense” means, with reference to a Person and a period, all interest expense on borrowed monies of the Person for that period, determined in accordance with GAAP, applied on a consistent basis with the latest audited financial statements of the relevant Person;”

(ii)	Deleting the definition of "EBITDA" in Section 1.01 and inserting the following in place thereof:

“EBITDA” means, in respect of any fiscal period of the Borrower, the consolidated net income of the Borrower in such fiscal period increased by, to the extent deducted in calculating consolidated net income, (i) Interest Expense (whether paid in cash or capitalized), (ii) Taxes, (iii) depreciation and amortization, and (iv) non-recurring transaction costs, including professional and legal fees, incurred in connection with this Agreement;”

(iii)	Deleting the definition of “Fixed Charges” and inserting the following in place thereof:

“Fixed Charges” means the sum of all Interest Expense paid in cash for the Fiscal Quarter plus scheduled principal and capital lease payments plus cash paid taxes plus unfinanced Capital Expenditures;”

(iv)	deleting the definition of "Maturity Date" in Section 1.01 and inserting the following in place thereof:

“Maturity Date” means October 6, 2014, as such date may be extended from time to time upon the approval of the Administrative Agent and Lenders;”

(v)	deleting the definition of “Revolving Facility Maximum Amount” in Section 1.01 and inserting the following in place thereof:

“Revolving Facility Maximum Amount” means (i) Fifty-Five Million Dollars ($55,000,000) for the period up to and including December 31, 2012 and (ii) Fifty Million Dollars ($50,000,000) at all times on or after January 1, 2013; during any period set out in (i) through (iv) of this definition Advances may be made on the Swingline a sub-limit of $7,000,000 (with a Canadian Dollar Swingline sub-limit of $2,000,000);”

(b)	Section 2.03A

Deleting Section 2.03A and inserting the following in place thereof:

“The Obligations under the Term Loan shall be repaid to the Administrative Agent, for the benefit of the Lenders, by the Borrower in instalments, with such instalments to be payable in the amounts and on the dates set forth below:

Term Loan Payment Dates	Payment Amount
June 30, 2013	$500,000.00
September 30, 2013	$500,000.00
December 31, 2013	$1,000,000.00
March 31, 2014	$1,000,000.00

Term Loan Payment Dates	Payment Amount
June 30, 2014	$1,000,000.00
September 30, 2014	$1,000,000.00

The remaining unpaid principal amount of all Obligations under the Term Loan will be fully due and payable by the Borrower on the Maturity Date.

All Obligations under the Term Loan shall become immediately due and payable on any Acceleration Date.  Interest on the Term Loan shall be payable in accordance with Section 2.05A(a).”

(c)	Section 2.05A(b)

Deleting Section 2.05A(b) and inserting the following in place thereof:

“(b)          A closing fee in the amount of U.S. $250,000.00 payable in connection with the Advance of the Term Loan, which closing fee will be paid on or prior to the Closing Date.”

(d)	Section 2.07(b)

Deleting Section 2.07(b) and inserting the following in place thereof:

“(b) the lesser of:

(x)
for the period starting August 18, 2012 up to and including December 31, 2012, fifty-five percent (55%) of Eligible Inventory for raw materials inventory  and at all other times, both before and after such period, fifty percent (50%) of Eligible Inventory for raw materials inventory, all on a FIFO basis; plus, for the period starting August 18, 2012 up to and including December 31, 2012, sixty-five percent (65%) for Eligible Inventory for finished goods inventory and at all other times, both before and after such period, sixty percent (60%) for Eligible Inventory for finished goods inventory, all on a FIFO basis and valued at the lower of cost or market in accordance with GAAP; plus, for the period starting August 18, 2012 up to and including December 31, 2012, thirty percent (30%) of Eligible Inventory comprising cores and at all other times, both before and after such period, twenty-five percent (25%) of Eligible Inventory comprising cores (provided that the Borrower can elect, on written notice to the Administrative Agent, to increase such advance rates for any one thirty day period that ends on or prior to December 31, 2012 (the “Increased Advance Rate Period”), such election and Increased Advance Rate Period to be, for greater certainty, available for only one thirty day period between August 18, 2012 and December 1, 2012, and during such Increased Advance Rate Period the advance rate in respect of Eligible Inventory for raw material inventory shall be sixty percent (60%) of such Eligible Inventory, the advance rate in respect of Eligible Inventory for finished goods shall be seventy percent (70%) of such Eligible Inventory, and the advance rate for Eligible Inventory comprising cores shall be thirty five percent (35%) of such Eligible Inventory); and

(y)
for the period starting August 18, 2012 up to and including December 31, 2012, ninety percent (90%) of the net orderly liquidation value of the Eligible Inventory and at all other times, both before and after such period, eighty-five percent (85%) of the net orderly liquidation value of the Eligible Inventory, including, at all times, owned cores but excluding, at all times, non-owned cores, as determined by the most recent appraisal obtained by the Agent (provided that during any Increased Advance Rate Period the advance rate of the net orderly liquidation value of Eligible Inventory (including, at all times, owned cores but excluding, at all times, non-owned cores, as determined by the most recent appraisal obtained by the Agent) shall be ninety five percent (95%) of such Eligible Inventory), less”

(e)	Section 2.07A

Adding the following as Section 2.07A of the Credit Agreement:

“2.07A Mandatory Prepayment of Term Loan

The Borrower will be required to pay to the Administrative Agent, for the benefit of the Lenders, the following amounts, on the dates indicated, as a mandatory prepayment of the Obligations under the Term Loan (collectively, “Mandatory Prepayments”):

(i)	On June 30, 2013, fifty percent (50%) of the Excess Cash Flow for the period from April 1, 2012 and March 31, 2013; and

(ii)	On June 30, 2014, fifty percent (50%) of the Excess Cash Flow for the period from April 1, 2013 to March 31, 2014.

All Mandatory Prepayments shall be applied to permanently reduce the Term Loan in inverse order of maturity.”

(f)	Section 5.03(a)

Deleting Section 5.03(a) and inserting the following in place thereof:

“(a) the Borrower’s Adjusted EBITDA for the period from September 1, 2012 and ending September 30, 2012 shall be not less than $600,000 and for the period from September 1, 2012 and ending December 31, 2012 shall not be less than $2,300,000 and for the Fiscal Year ending March 31, 2013 shall be not less than $6,100,000.”

(g)	Section 5.03(b)

Deleting Section 5.03(b) and inserting the following in place thereof:

“(b) the Borrower’s Fixed Charge Coverage Ratio as at the end of each Fiscal Quarter, determined on a rolling four (4) quarter basis, shall be not less than one point zero (1.00) for the period beginning June 30, 2013, not less than one point one five (1.15) for the periods measured to September 30, 2013; and not less than one point two (1.20) for periods measured to December 31, 2013 and thereafter to the Maturity Date, with the first measurement period being the four (4) Fiscal Quarters ending June 30, 2013;”

(h)	Section 5.03(c)

Deleting Section 5.03(c) and inserting the following in place thereof:

“(c) the Borrower shall not make Capital Expenditures in excess of $2,000,000 in any one Fiscal Year;”

(i)	Section 5.03(d)

Deleting Section 5.03(d) and inserting the following in place thereof:

“(d)
The Borrowers shall maintain at all times from and after January 1, 2013 excess unused borrowing availability under the Revolving Facility in an amount of at least $1,000,000.00; for the purpose of this Section 5.03(d) "availability" shall mean (A) the sum of 100% of Eligible Accounts Receivable plus the lesser of (i) fifty percent (50%) of Eligible Inventory for raw materials inventory, all on a FIFO basis; plus sixty percent (60%) for Eligible Inventory for finished goods inventory, all on a FIFO basis and valued at the lower of cost or market in accordance with GAAP; plus twenty-five percent (25%) of Eligible Inventory comprising cores; and (ii) eighty-five percent (85%) of the net orderly liquidation value of the Eligible Inventory, including, at all times, owned cores but excluding, at all times, non-owned cores, as determined by the most recent appraisal obtained by the Agent less (B) the full amount of all Advances under the Revolving Facility, including all issued Letters of Credit, as at the date of such calculation.

4.	Conditions Precedent

The amendments set out in Section 3 of this agreement shall not be effective or binding upon Agent and Lenders, unless and until the Borrower shall have delivered and/or completed, or caused to be delivered and/or completed, as applicable, to the Agent:

(j)	a consent to this agreement and confirmation of the security from each Material Company in form and substance satisfactory to the Agent;

(k)
all documents required to be provided to the Agent in connection with this agreement, which documents shall have been executed and delivered and for which all registrations necessary or desirable in connection therewith shall have been made and for which all legal opinions and other documentation required by the Agent in connection therewith shall have been executed and delivered, all in form and substance satisfactory to the Agent in its sole discretion;

(l)
an officer’s certificate and certified copies of resolutions of the board of directors of the Borrower concerning the due authorization, execution and delivery of this Agreement and any documents delivered in connection therewith;

(m)	a certificate of status, certificate of compliance or similar certificate for the Borrower issued by the applicable governing jurisdiction;

(n)
an opinion from solicitors for the Borrower regarding its corporate status, due authorization, execution, delivery, enforceability of this agreement and agreements delivered in connection therewith, and such other matters as the Agent may reasonably require;

(o)	payment of all amounts and fees (including reasonable fees of Lenders’ counsel and Agent’s counsel) payable to the Lenders or Agent in connection with the agreement;

(p)	a Borrowing Base Certificate for the for the Borrower calculating the Borrowing Base as at August 18, 2012;

(q)
a certificate of an officer of the Borrower certifying that (i) save and except for any Defaults and/or Events of Default which have been specifically waived in writing by the Agent and Lenders, no Default or Event of Default has occurred or is continuing or will result from the entering into of this agreement and all agreements delivered in respect thereof and (ii) all conditions precedent under and pursuant to this agreement have been delivered to the Agent or otherwise satisfied in accordance with the terms hereof;

(r)
evidence satisfactory to the Agent, acting reasonably, that from May 24, 2012 to the date of this agreement Motorcar has advanced at least an additional US$20,000,000 in Debt to the Borrower, all on terms and conditions consistent with Motorcar’s prior advances to the Borrower, such that as of the date of this agreement the Borrower shall owe (other than in respect of payments or reimbursement obligations in respect of consignment arrangements), in the aggregate, US$44,863,155 to Motorcar for borrowed money (the “Motorcar Subordinated Debt”);

(s)
all Motorcar Subordinated Debt shall have been postponed and subordinated to and in favour of the Obligations under the Credit Agreement, such postponement and subordination to be in form and substance satisfactory to the Agent; and

(t)	the Agent and the Lenders shall have received such additional information and documents as they may reasonably require.

5.	Schedules to Credit Agreement

The Original Credit Agreement is hereby amended by:

(u)	deleting Exhibit “A” thereto and replacing such exhibit with the exhibit attached hereto as Schedule “A”; and

(v)	adding Schedule “B” attached hereto as Schedule 1.01 (Adjusted EBITDA).

6.	Waivers and Consents

(a) Subject to the execution and delivery of this agreement by all parties hereto, the Agent and the Lenders hereby waive any Event of Default arising solely as a result of (i) the Borrower failing to comply with Section 5.03(a) of the Original Credit Agreement as of March 31, 2012, (ii) the Borrower failing to comply with Section 5.03(d) of the Credit Agreement for the period through and including December 31, 2012, (iii) the Borrower failing to provide Interim Financial Statements on a monthly basis in accordance with Section 5.04(c) of the Credit Agreement for the period through and including August 31, 2012 and (iv) the Borrower failing to provide annual audited consolidated Year-End Financial Statements of the Borrower by the 120th day after the Fiscal Year ended March 31, 2012 in accordance with Section 5.04(d) of the Credit Agreement, provided that such Year-End Financial Statements must be provided on or before September 17, 2012. The specific waivers set out in this Section 5 are made for the specific periods set out in this Section 5 and without giving up any of the Agent’s and/or Lenders’ rights or remedies under and pursuant to the Credit Agreement and Loan Documents except as explicitly waived herein.

(b) It is agreed that the Borrower may enter into a Revolving Credit/Strategic Cooperation Agreement between itself and Wanxiang America Corporation (“WX”) whereby WX will make available a revolving credit line for the purchase of automotive parts and components by the Borrower of up to Twenty-Two Million Dollars ($22,000,000) on a secured basis (the “WX Subordinated Credit”), and that a security interest may be granted over the Collateral, together with guarantees and security therefor from the affiliates and related parties of the Borrower that provide the guarantees and security to the Administrative Agent for the lenders and provided that the WX Subordinated Credit, and the guarantees and  security interest granted thereon of Borrower or any subsidiary of Borrower, are subject to the terms and conditions of a postponement and subordination agreement between M&T Bank as Administrative Agent and WX as subordinate lender (the “Postponement and Subordination Agreement”) in form satisfactory to M&T Bank as Administrative Agent and M&T Bank as Lender (the “WX Subordinated Credit”).  On the execution and delivery of the Postponement and Subordination Agreement, the entering into of the WX Subordinated Credit by the Borrower is hereby permitted, but subject to the understanding that the funded indebtedness and security interest owing to WX will be further subordinated, as may be agreed between Motorcar and WX, with the intention that the security interest of WX will be subordinate to that of Motorcar.

7.	No Other Amendments

Except as otherwise expressly provided herein, the Original Credit Agreement shall continue in full force and effect, unamended.

8.	Modification Fee

The Borrower hereby agrees that, as of the date of this agreement, the Agent and Lenders shall have fully earned a modification fee in an amount equal to US$325,000 (the “Modification Fee”), which Modification Fee shall be paid by the Borrower to the Agent, for the rateable benefit of the Lenders, on or prior to the date hereof.

9.	Success Fee

The Borrower hereby agrees that, as of the date of this agreement, the Agent and Lenders shall have fully earned a success fee (the “Success Fee”), which Success Fee shall be payable to the Agent, for the rateable benefit of the Lenders, in the amounts and at the times set out below:

(i)
if the Borrower has Adjusted  EBITDA in excess of U.S.$5,500,000 for its Fiscal Year ending March 31, 2013, the Borrower shall pay to the Agent, on or prior to June 30, 2013, the U.S. Dollar amount equal to 5% of any Adjusted EBITDA of the Borrower in excess of U.S.$5,500,000 for such period, provided that the maximum amount payable by the Borrower to the Agent as a Success Fee for such period shall be 5% of U.S.$3,000,000; and

(ii)
if the Borrower has Adjusted EBITDA in excess of U.S.$13,500,000 for its Fiscal Year ending March 31, 2014, the Borrower shall pay to the Agent, on or prior to June 30, 2014, the U.S. Dollar amount equal to 5% of any Adjusted EBITDA of the Borrower in excess of U.S.$13,500,000 for such period, provided that the maximum amount payable by the Borrower to the Agent as a Success Fee for such period shall be 5% of U.S.$6,000,000.

The obligation of the Borrower to pay the Success Fee in accordance with this Section 9 shall survive the termination of the Credit Agreement and the repayment of the Obligations.

10.	Costs and Expenses

The Borrower shall pay all reasonable costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this agreement, including reasonable legal fees of counsel.

11.	Successors, Assigns and Governing Law

This agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties under the Credit Agreement and shall be governed by and construed in accordance with the laws of the Province of Ontario.

12.	Execution in Counterpart

This agreement may be executed in any combination of original and faxed signed counterparts, all of which taken together shall constitute one and the same original agreement, effective the date hereof.

[Next Page is the Signature Page]

FENWICK AUTOMOTIVE PRODUCTS LIMITED As Borrower

By:	/s/ Selwyn Joffe
Authorized Signing Officer

By:	/s/ Michael Umansky
Authorized Signing Officer

INTROCAN INC. As Borrower

By:	/s/ Selwyn Joffe
Authorized Signing Officer

By:	/s/ Michael Umansky
Authorized Signing Officer

MANUFACTURERS AND TRADERS TRUST COMPANY As Lead Arranger

By:	/s/ William J. Linthicum, Jr.
Authorized Signing Officer

By:
Authorized Signing Officer

M&T BANK As Administrative Agent

By:	/s/ William J. Linthicum, Jr.
Authorized Signing Officer

By:
Authorized Signing Officer

M&T BANK As Lender

By:	Robert Loughrey
Authorized Signing Officer

By:
Authorized Signing Officer

Schedule “A”

EXHIBIT A – LENDERS AND LENDERS’ COMMITMENTS

REVOLVING COMMITMENT

LENDERS	COMMITMENTS
M&T Bank	$55,000,000 and reducing in accordance with the definition of Revolving Facility Maximum Amount

TERM COMMITMENT

LENDERS	COMMITMENTS
M&T Bank	$10,000,000

Schedule “B”

SCHEDULE 1.01 – (ADJUSTED EBITDA)

(See Attached)

Fenwick Automotive
Schedule B
Section 1.01 - (Adjusted EBITDA)

	Forecast	Forecast	Forecast	Forecast	Forecast
	Q1 FY 2013	Q2 FY 2013	Q3 FY 2013	Q4 FY 2013	FY 2013
Fenco Non-Recurring Costs
Corporate RIF	360	1,676	1,090	959	4,085
Distribution Realignment	-	466	964	2,494	3,925
Loan Modification Fee	325	-	-	-	325
Professional Fees	500	600	-	-	1,100
Product exit/transition costs	1,536	7,118	8,185	2,728	19,568
Total Non Recurring Costs/Other	2,721	9,861	10,239	6,182	29,003